`

FOR IMMEDIATE RELEASE

Varsity Group Inc. Announces Cost Reductions

WASHINGTON, DC -- December 13, 2006 Varsity Group Inc. (NASDAQ: VSTY) today announced a cost reduction program geared to reduce its cost structure and focus on its core businesses. "While Varsity Group will continue to invest in and support our customers' needs, we believe it is in the best interests of our customers and shareholders to focus our energy on supporting and growing our core book and uniform businesses and remove costs not directly related to them" said Jim Craig, Interim CEO and President. The Company reduced its headcount, which included closing its IQ Digital unit, and also reduced its remaining financial commitment on its outsourcing agreement with SchoolOne by approximately 40%. Estimated full year 2007 cash overhead savings associated with these cost reduction measures, including the elimination of related spending on consultants and expenses, will range from $4.1 million to $4.7 million.

Costs associated with these expense reductions include a one time, non-cash goodwill write off of approximately $0.7 million against fourth quarter earnings related to the closure of IQ Digital. Severance costs related to the headcount reduction approximate $0.2 million.

ABOUT VARSITY GROUP INC.

Varsity Group Inc. is an outsource solution provider to education institutions nationwide. Under the brands Varsity Books and Campus Outfitters, Varsity provides solutions that enable schools to focus on their core educational mission. Varsity Group's solutions include online textbook, school supply and full-service school uniform services.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Varsity Group's business that are not historical facts are "Forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2005.

###

Contact:

Jim Craig

Chief Financial Officer

jim.craig@varsitygroup.com

202-349-1231